NEWS RELEASE

For Immediate Release

Nord Resources Issues Progress Report on Johnson Camp Mine

TUCSON, AZ, June 22, 2009 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at its Johnson Camp Mine in Arizona, today issued a progress report on its success at increasing production to the targeted production rate of 25 million pounds of copper per year.

Nord Resources focused during 2008 on executing its plan to reactivate the Johnson Camp Mine, while it continued to extract copper by carrying out residual leaching of the existing ore heaps. This enabled the company to produce approximately 2.9 million pounds of copper in 2008. After receiving a required Air Quality permit in August 2008, the company was able to proceed with the construction needed to reactivate the mine. Nord completed the construction in January 2009 and in February it commenced producing and processing new ore.

"In ramping up our production rate of new ore, we have experienced encouraging success as well as some short-term challenges that resulted in a total production rate that is currently below our expectations," said John Perry, president and chief executive officer. "These issues are not unusual in our industry and are only affecting the timing of reaching our target of 25 million pounds of copper production per year. We fully expect to achieve that level, but it is going to take longer than we had planned."

"During this ramp up stage," said Randy Davenport, vice-president and chief operating officer, "we have made significant progress with a focus on increasing operating efficiencies. Continual optimization of mine plans is an important activity at any mine and we specifically have changed the mining pushback sequences that will allow us to achieve higher mine grades earlier in the mine life. We have achieved design crushing throughput rates on a daily basis and are currently making modifications to the crushing plant that will allow us to sustain designed throughput rates on a continuous basis. These measures include modifications to the conveyor chutes and belt skirting to handle variations in the ore characteristics and installation of two vibratory feeders that will allow choke feeding the secondary crushers to improve particle size and liner life," Mr. Davenport added.

The leaching characteristics of the ore have behaved as expected, but the challenge has been to predict the length of time required for the new solution to report through the old, existing pads.

"We are placing newly crushed ore on top of the old ore on existing leach pads. Every pad has its own distinctive characteristics and can vary depending on whether the old material on the pad was run-of mine or crushed and whether historic channeling occurred, and the depth of the old leach pad. "To reduce this uncertainty," Mr. Davenport continued, "we contoured, compacted and installed a french drain on the pad we currently are stacking on and it has significantly reduced the time for solution to report directly to the plant.

These and other changes are expected to cost approximately US$750,000 and will put us on track to achieve the design copper production of 25 million pounds per year rate this year.

"Our outlook is benefitting, of course, from the significant improvement in copper pricing that has taken place in recent months," said Mr. Perry, "as well as the marked decline in the cost of sulfuric acid, which is our single most significant variable cost. However, the temporary delay in the ramp up of our production rate will negatively impact our cash flow in the short term. Accordingly, we will be proceeding with a brokered financing of approximately $5,000,000 to be used for working capital, modifications discussed above and for general corporate purposes.

"We also continue to intend to carry out an evaluation later this year of opportunities to increase our production rate beyond the 25 million pounds level through incremental expansions," Mr. Perry said.

This press release shall not constitute an offer to sell, or the solicitation for any offers to buy any securities of the Company. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum in 2009. For further information, including the Annual Shareholders Meeting presentation and pictures of the reactivation at Johnson Camp, please visit the company's website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine (including its expectation that it will reach full copper production at a rate of approximately 25 million pounds per annum in 2009), and statements concerning the potential of the Johnson Camp Mine.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
Or by email at wertheim@wertheim.ca.